Exhibit 99.1

GENCOR INDUSTRIES, INC. TO ACQUIRE BLAW-KNOX PAVER BUSINESS FROM VOLVO CE

July 31, 2020 (PRIME NEWSWIRE) - Gencor Industries, Inc., (“Gencor”) (NASDAQ:GENC) has announced that it has signed an agreement to acquire the Blaw-Knox paver business and associated assets from Volvo CE. The Blaw-Knox business, name, and associated assets will transfer to Gencor, including the manufacturing production line currently located at Shippensburg Pennsylvania.

The deal, which is expected to be finalized in Gencor’s first quarter of fiscal 2021, will allow Gencor to manufacture and develop Volvo CE’s current North American paver product line under the Blaw-Knox brand. Gencor is expected to continue marketing and servicing the Blaw-Knox paver line through selected Volvo CE dealers. Terms of the transaction have not been disclosed.

Brand with a long legacy

The Blaw-Knox brand dates back over a century, when in 1917 Blaw Collapsible Steel Centering Company merged with the Knox Pressed and Welded Steel Company. The firm made its first road paving equipment in 1929 and the brand has since gone on to build an enviable reputation in the paving segment in North America.

“Gencor is a strong partner to take on the Blaw-Knox paver range, as it has extensive expertise in the asphalt industry and a good reputation for quality and customer success,” commented Melker Jernberg, President of Volvo CE. “We see this agreement as being a win-win for us and Gencor. It maintains a valuable product offer to Volvo CE customers, as well as securing dealer distribution and servicing of Blaw-Knox branded paver products in North America.”

Marc G. Elliott, President & Director of Gencor also commented, saying: “With our already strong position in the asphalt industry, this acquisition will afford Gencor access to the venerable brand of Blaw-Knox, and provide an entry into the hot mix paver segment. We are committed to the long-term growth and development of the Blaw-Knox brand.”

Gencor Industries, Inc. is the leading manufacturer of asphalt plants, soil remediation plants, combustion, and heat transfer systems to the road and highway construction industry.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000